UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2009

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Regulatory Matters

On November 2, 2009, the Massachusetts Department of Public Utilities (“MDPU”) issued two orders to Fitchburg Gas and Electric Light Company (“FG&E”), Unitil Corporation’s (“Unitil’s”) Massachusetts-based distribution utility. On November 9, 2009, the New Hampshire Public Utilities Commission (“NHPUC”) issued an order to Unitil Energy Systems, Inc. (“UES”), Unitil’s New Hampshire-based electric distribution utility.

FG&E - The MDPU’s first order (the “Ice Storm Order”) relates to the MDPU’s investigation into FG&E’s response to a severe ice storm that struck the New England region on December 11 and 12, 2008 (the “2008 Ice Storm”). The 2008 Ice Storm caused devastating and record-setting damage. Central Vermont Public Service Company has stated publicly that this storm was twice as bad as the prior worst-ever storm. Public Service of New Hampshire has stated publicly that this storm caused three times as many outages as its prior “worst storm of all time”. As measured by the effort required to restore power and the physical damage to the electric system, the 2008 Ice Storm was several orders of magnitude more severe than any previous storm experienced in areas served by FG&E in North Central Massachusetts. Utilities across the region reported that more than one million customers were without power, some of whom lost power for longer than two weeks. FG&E restored power to 80% of its customers within seven days and all of its customers (including those with individual service problems) by December 25, 2008.

On January 7, 2009, the MDPU opened an investigation into the Massachusetts electric distribution companies’ preparation for, and response to, the 2008 Ice Storm. In May 2009, the MDPU held evidentiary hearings concerning FG&E’s response to the 2008 Ice Storm. After the hearings, the Massachusetts Attorney General recommended that the MDPU assess fines against FG&E totaling $4.65 million as penalties for FG&E’s performance during and after the storm.

In the Ice Storm Order, the MDPU concluded that FG&E’s preparation for, and response to, the 2008 Ice Storm constituted a failure of FG&E to meet its public service obligation to provide safe and reliable service. As a result, the MDPU ordered a comprehensive independent management audit of FG&E’s management practices to ensure safe and reliable future operations. The MDPU also found that it lacks the requisite authority to impose fines and penalties for FG&E’s performance, but noted that the costs incurred by FG&E for the 2008 Ice Storm would be subject to review in FG&E’s next electric rate case, along with FG&E’s rate of return.

Following the 2008 Ice Storm, Unitil took steps to strengthen its ability to prepare for, and respond to, future storms. These steps included a comprehensive self-assessment, which recommended specific improvements to Unitil’s storm preparation and response. In the Ice Storm Order, the MDPU generally determined that the self-assessment appropriately addressed deficiencies in FG&E’s response to the 2008 Ice Storm. The order directed FG&E to implement the recommendations arising from the self-assessment with minor changes. Unitil has undertaken to implement the recommendations.

As discussed above, the MDPU will determine the amount and timing of FG&E’s recovery of costs relating to the 2008 Ice Storm in FG&E’s next rate case, which FG&E anticipates filing with the MDPU in the second quarter of 2010. The Company responded to the 2008 Ice Storm in a dedicated and prudent manner and is proud of the heroic efforts of employees, contractors and crews from other utilities, all of whom worked tirelessly around the clock through frigid temperatures and subsequent winter storms until all customers were restored. The Company intends to seek appropriate recovery of all storm restoration costs in its next rate case. FG&E has deferred approximately $12.0 million of costs for the repair and replacement of portions of its electric transmission and distribution system that were damaged during the storm. In accordance with MDPU rate making precedent, deferred storm costs are classified for recovery as an “extraordinary expense”. As an extraordinary expense, amounts allowed for recovery are typically amortized over a reasonable time period, as approved by the MDPU.

On November 12, 2009, the Governor of Massachusetts signed House Bill 4329. The bill (i) requires the MDPU to establish regulations for utilities to respond to emergencies, (ii) requires utilities to file with the MDPU annual emergency response plans, (iii) authorizes the MDPU to impose penalties for a utility’s failure to comply with the MDPU’s regulations and (iv) allows the chair of the MDPU to issue operational and management directives during an emergency. The bill also authorizes the Massachusetts Attorney General to bring a court action for receivership of a small investor-owned utility where an emergency exists and the utility has materially violated the MDPU’s standards for responding to emergencies.

The MDPU’s second order (the “Gas Procurement Order”) relates to the MDPU’s review of FG&E’s natural gas procurement program. In the Gas Procurement Order, the MDPU found that FG&E engaged in certain price stabilization practices for the 2007 / 2008 and 2008 / 2009 heating seasons without the MDPU’s prior approval and that FG&E’s gas purchasing practices were imprudent. As a result, the MDPU is requiring FG&E to refund $4.6 million of previously collected natural gas costs, plus an appropriate carrying charge based on the prime lending rate, to its gas customers. The MDPU also directed FG&E to file a proposal to amortize its refund of natural gas costs to customers over an appropriate period that balances FG&E’s and its customers’ interests. Accordingly, FG&E plans to make a timely compliance filing with the MDPU proposing a five-year amortization period.

FG&E plans to appeal the Gas Procurement Order to the Massachusetts Supreme Judicial Court. FG&E’s assessment is that pre-approval from the MDPU for gas purchases made to stabilize prices for customers was not required and that its gas-procurement practices were consistent with those of other Massachusetts natural gas distribution companies. In addition, FG&E is able to demonstrate that its gas purchasing practices were previously disclosed to the MDPU at public hearings and in required filings with the MDPU and the Massachusetts Office of the Attorney General.

As a result of the Gas Procurement Order, FG&E will record a pre-tax accounting charge of $4.9 million to operating expense in the fourth quarter of 2009 to recognize the gas refund and associated interest charges. Although FG&E will propose to amortize the refund over future periods on a cash basis as discussed above, recognizing the entire amount of the refund as an accounting charge at this time is consistent with its accounting policies for regulatory matters of this nature.

UES – The NHPUC’s order relates to UES’s request to defer costs associated with the 2008 Ice Storm. The order approves UES’s request for an accounting order pursuant to Financial Accounting Standards No. 71 (Accounting for the Effects of Certain Types of Regulation). The NHPUC’s approval authorizes UES to record as a regulatory asset approximately $2 million in expenses associated with damage to its electric system due to the 2008 Ice Storm. The NHPUC concluded that it was in the public interest to approve the accounting order, which will allow UES to defer its 2008 Ice Storm related expenses for future recovery in a manner to be determined by the NHPUC in UES’s next rate case. Deferred storm costs may be classified for recovery as an “extraordinary expense”. As an extraordinary expense, amounts allowed for recovery are typically amortized over a reasonable time period, as approved by the NHPUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/S/ MARK H. COLLIN
Mark H. Collin Senior Vice President, Chief Financial Officer and Treasurer

Date: November 16, 2009